EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 2/26/26 to 3/23/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
2/26/2026	Sell	8,830	24.05
2/27/2026	Sell	4,917	23.72
3/4/2026	Sell	17,099	23.07
3/9/2026	Sell	21,481	22.69
3/11/2026	Sell	2,695	22.51
3/13/2026	Sell	11,611	21.61
3/19/2026	Sell	24,270	21.20
3/23/2026	Sell	26,436	21.12